UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2020

KEZAR LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38542	47-3366145
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4000 Shoreline Court, Suite 300 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 822-5600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	KZR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On June 8, 2020, Kezar Life Sciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, Cowen and Company, LLC, and William Blair & Company, L.L.C. (the “Representatives”), as representatives of the several underwriters (collectively, the “Underwriters”), relating to the issuance and sale of (i) 7,590,909 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $5.50 per share, and (ii) pre-funded warrants of the Company to purchase 909,091 shares of Common Stock at an exercise price equal to $0.001 per share (the “Pre-Funded Warrants”), at a price to the public of $5.499 per share of Common Stock underlying the Pre-Funded Warrants (equal to the public offering price per share of Common Stock, minus the exercise price of each Pre-Funded Warrant) (the “Offering”). In addition, the Company has granted to the Underwriters an option to purchase up to an additional 1,275,000 shares of Common Stock. The gross proceeds to the Company from the Offering are expected to be approximately $46.7 million (or approximately $53.8 million if the Underwriters exercise their option to purchase additional shares in full).

The Pre-Funded Warrants are exercisable at any time, provided that each Pre-Funded Warrant holder will be prohibited from exercising such Pre-Funded Warrants into shares of Common Stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 9.99% of the total number of shares of Common Stock then issued and outstanding, which percentage may change at the holders’ election to any other number less than or equal to 19.99% upon 61 days’ notice to the Company.

The Offering is being made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-232542), declared effective by the Securities and Exchange Commission July 11, 2019, a base prospectus dated July 11, 2019 and the related prospectus supplement dated June 8, 2020. The Offering is expected to close on or about June 11, 2020, subject to satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, covenants and agreements contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. All of the Company’s directors and executive officers and certain stockholders have agreed, subject to certain exceptions, not to sell or transfer any shares of Common Stock for 90 days, and the Company has agreed not to sell or transfer any shares of the Common Stock for 90 days, in each case, after June 7, 2020, without first obtaining the written consent of the Representatives.

The foregoing description of the terms of each of the Underwriting Agreement and Pre-Funded Warrants does not purport to be complete and is each qualified in its entirety by reference to the Underwriting Agreement and Form of Pre-Funded Warrant, respectively, which are attached as Exhibit 1.1 and Exhibit 4.1 hereto, respectively, and incorporated by reference herein.

A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01.	Other Events.

On June 8, 2020, the Company issued a press release announcing the pricing of the Offering, A copy of the Company’s press release announcing the pricing is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

1.1	Underwriting Agreement, dated June 8, 2020, by and among the Company, Jefferies LLC, Cowen and Company, LLC and William Blair & Company L.L.C.

4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-38542), filed with the Commission on February 3, 2020).

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release of the Company, dated June 8, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEZAR LIFE SCIENCES, INC.

By:	/s/ Marc L. Belsky
Marc L. Belsky
Chief Financial Officer and Secretary

Dated: June 10, 2020